Exhibit 16.1


March 11, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 10, 1997 of Ultramar Diamond Shamrock Corporation and are in agreement with the statements on page two therein contained in paragraphs two, four, and paragraph three except as it relates to Price Waterhouse LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,



/s/ Ernst & Young LLP

/es

W5067.TW